Exhibit 99
News

Contact:	L-3 Communications Corporate Communications 212-697-1111	For Immediate Release
L-3 Announces First Quarter 2009 Results
•	Diluted earnings per share increased 10% to $1.66
•	Net sales increased 4% to $3.6 billion
•	Net cash from operating activities of $152 million
•	Funded orders of $3.8 billion and record funded backlog of $11.7 billion
•	Updated financial guidance for 2009
NEW YORK, April 23, 2009 — L-3 Communications (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.66 for the quarter ended March 27, 2009 (2009 first quarter), up 10%, compared to $1.51(1) for the quarter ended March 28, 2008 (2008 first quarter). Net sales increased 4% to $3.6 billion compared to $3.5 billion for the 2008 first quarter. The 2009 first quarter net cash from operating activities was $152 million, compared to $93 million for the 2008 first quarter.
“L-3 had a good start to the year,” said Michael T. Strianese, chairman, president and chief executive officer. “We grew sales, operating income, diluted EPS and cash flow, and continued to deploy the company’s cash flow to increase shareholder value. During the quarter we acquired Chesapeake Sciences Corporation for $87 million, repurchased $232 million of our common stock, and paid cash dividends of $42 million. We also increased our quarterly cash dividend by 17% to $0.35 per share.”

(1)	During the quarter ended March 27, 2009, the company adopted six new accounting standards, three of which required retrospective application of their provisions. These standards and their retrospective application are more fully described in Tables F and G (Unaudited Supplemental Financial Data) attached to this earnings release.

L-3 Announces Results for the 2009 First Quarter	Page 2
Consolidated Results

	First Quarter Ended
	March 27,	March 28,	Increase/
($ in millions, except per share data)	2009	2008	(decrease)
Net sales	$3,636	$3,506	$130
Operating income	$376	$368	$8
Interest expense, net	$63	$68	$(5)
Effective income tax rate	35.8%	36.0%	(20	) bpts
Net income attributable to L-3 Holdings	$199	$189	$10
Diluted earnings per share	$1.66	$1.51	$0.15
Results of Operations: Consolidated net sales increased 4% compared to the 2008 first quarter driven primarily by growth in the Command, Control, Communication, Intelligence, Surveillance and Reconnaissance (C3ISR) segment, and in the Specialized Products segment. These increases were partially offset by a decrease in the Government Services and Aircraft Modernization and Maintenance (AM&M) segments driven primarily by lower linguist services and lower volume for the U.S. Air Force Contract Field Teams (CFT) contract. The increase in net sales from acquired businesses net of divestitures(2) was $77 million, or 2%.
The 2009 first quarter operating income increased by 2% compared to the 2008 first quarter. Higher pension expense decreased operating income by $19 million ($12 million after income taxes, or $0.10 per diluted share). Operating income as a percentage of sales (operating margin) decreased by 20 basis points to 10.3% compared to 10.5% for the 2008 first quarter. Higher pension expense reduced operating margin by 60 basis points. See segment results below for additional discussion of segment operating income and margin results.
Interest expense, net decreased by $5 million compared to the same period last year primarily because of lower variable interest rates on our term loan.
The effective tax rate for the 2009 first quarter decreased by 20 basis points compared to the same quarter last year due to the U.S. Federal research and experimentation tax credit that was re-enacted during the quarter ended Dec. 31, 2008, partially offset by higher income taxes on foreign income.
In the 2009 first quarter as compared to the 2008 first quarter, net income attributable to L-3 Holdings increased by 5%, and diluted EPS increased by 10%. Diluted weighted average common shares outstanding declined by 4%.
Orders: Funded orders for the 2009 first quarter decreased 8% to $3.8 billion compared to $4.1 billion from the 2008 first quarter. Funded backlog increased slightly to $11.7 billion at March 27, 2009 from $11.6 billion at Dec. 31, 2008.
Cash flow: Free cash flow(3) for the 2009 first quarter was $112 million compared with $55 million for the 2008 first quarter. The increase was primarily due to timing of collections of receivables during the 2009 first quarter compared to the 2008 first quarter.

(2)	Sales from acquired businesses net of divestitures are comprised of (i) sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

(3)	See discussion, definition and calculation of free cash flow in Table E attached to this earnings release.

L-3 Announces Results for the 2009 First Quarter	Page 3
Segment Results
During the quarter ended March 27, 2009, the company revised its segment presentations to conform to certain re-alignments in the company’s management and organization structure. Consequently, the company made certain reclassifications between its C3ISR, Government Services and AM&M segments. Tables H and I (Unaudited Supplemental Segment Data) attached to this earnings release present: (1) the previous segment data presentation for the year ended December 31, 2008, and the quarterly periods ended March 28, June 27, September 26 and December 31, 2008, (2) reclassifications for these periods to the respective segments, and (3) the revised segment data presentation for these periods.
C3ISR

	First Quarter Ended
	March 27,	March 28,	Increase/
($ in millions)	2009	2008	(decrease)
Net sales	$710.1	$552.8	$157.3
Operating income	78.2	62.0	16.2
Operating margin	11.0%	11.2%	(20	) bpts
C3ISR net sales for the 2009 first quarter increased by 28% compared to the 2008 first quarter primarily due to continued demand and new contracts from the U.S. Department of Defense (DoD) for airborne ISR and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2009 first quarter increased by 26% compared to the 2008 first quarter. Operating margin decreased by 20 basis points. Higher pension expense reduced operating margin by 100 basis points and lower volume for Secure Terminal Equipment (STE) decreased operating margin by 70 basis points. These decreases were partially offset by cost improvements on an international airborne ISR system contract due to a restructuring of contract deliverables with a customer, which increased operating margin by 40 basis points, as well as higher sales volume, improved contract performance and a more favorable sales mix for airborne ISR and networked communication systems.
Government Services

	First Quarter Ended
	March 27,	March 28,
($ in millions)	2009	2008	Decrease
Net sales	$1,004.9	$1,108.3	$(103.4)
Operating income	90.6	99.5	(8.9)
Operating margin	9.0%	9.0%	—	bpts
Government Services net sales for the 2009 first quarter decreased by 9% compared to the 2008 first quarter. Sales declines in linguist services of $130 million and intelligence solutions and support services were partially offset by increases for systems engineering, training and logistics support services to the DoD. The decline in linguist services was due to a decline in L-3’s work share in connection with the transition on June 9, 2008 from an L-3 prime contract to a sub contract. The increase in net sales from acquired businesses was $18 million, or 2%.
Government Services operating income for the 2009 first quarter decreased by 9% compared to the 2008 first quarter. Operating margin for the 2009 first quarter and the 2008 first quarter remained the same. An increase in operating margin due to a decline in lower margin linguist sales was offset by lower margins on an acquired business.

L-3 Announces Results for the 2009 First Quarter	Page 4
AM&M

	First Quarter Ended
	March 27,	March 28,
($ in millions)	2009	2008	Decrease
Net sales	$663.5	$665.5	$(2.0)
Operating income	65.8	66.0	(0.2)
Operating margin	9.9%	9.9%	—	bpts
AM&M net sales for the 2009 first quarter decreased slightly compared to the 2008 first quarter. Sales volume declined for contract field services due to fewer task orders received because of more competitors on the follow-on CFT indefinite delivery/indefinite quantity contract that began on October 1, 2008, and lower international aircraft modernization sales due to contracts nearing completion. These decreases were largely offset by higher sales for system field support services for U.S. Army and U.S. Navy fixed and rotary wing training aircraft and U.S. Special Operations Forces logistics support due to new contracts and higher demand from existing contracts.
AM&M operating income for the 2009 first quarter decreased slightly compared to the 2008 first quarter. Operating margin for the 2009 first quarter compared to the 2008 first quarter remained the same. Higher pension expense reduced operating margin by 20 basis points and lower international aircraft modernization sales reduced operating margin by 70 basis points. These decreases were offset primarily by a favorable estimated cost adjustment on an international aircraft modernization contract.
Specialized Products

	First Quarter Ended
	March 27,	March 28,	Increase/
($ in millions)	2009	2008	(decrease)
Net sales	$1,257.2	$1,179.6	$77.6
Operating income	141.3	140.5	0.8
Operating margin	11.2%	11.9%	(70	) bpts
Specialized Products net sales for the 2009 first quarter increased by 7% compared to the 2008 first quarter reflecting higher sales volume primarily for: (1) power & control systems due to new and follow-on contracts for shipboard electronics and power distribution, conditioning and conversion products primarily to the U.S. Navy and tactical remote sensor systems for the U.S. Marines, (2) microwave products primarily due to deliveries of mobile and ground mounted satellite communications systems, and tactical signal intelligence systems for the U.S. military, (3) Electro-Optic/Infrared (EO/IR) products primarily due to demand and deliveries on new and existing contracts, (4) combat propulsion systems due to new contracts and demand from existing contracts, and (5) security and detection systems primarily due to the timing of certain deliveries. These increases were partially offset by a decrease for commercial aviation products and commercial shipbuilding products as a result of reduced demand caused by the global economic recession. The increase in net sales from acquired businesses, net of divestitures, was $59 million, or 5%, and pertains mostly to the Electro-Optical Systems (EOS) business acquired on April 21, 2008 and to Chesapeake Sciences Corporation acquired on January 30, 2009.
Specialized Products operating income for the 2009 first quarter increased slightly compared to the 2008 first quarter. Operating margin for the 2009 first quarter compared to the 2008 first quarter decreased by 70 basis points. Higher pension expense reduced operating margin by 90 basis points and lower sales volume for commercial aviation products and commercial shipbuilding products reduced operating margin by 30 basis points. These decreases were partially offset by higher sales volume and favorable sales mix primarily for power & control systems and security and detection systems. Acquired businesses increased operating margin by 30 basis points.

L-3 Announces Results for the 2009 First Quarter	Page 5
Financial Outlook
Based on information known as of today, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2009, as presented in the tables below.

	Consolidated 2009 Financial Guidance
		Prior
	Current	(Jan. 29, 2009)
($ in billions, except per share data)

Net sales	$15.5 to $15.7	$15.5 to $15.7
Operating margin	10.4%	10.4%
Effective tax rate	36.0%	36.0%
Diluted EPS	$7.17 to $7.32	$7.12 to $7.32

Net cash from operating activities	$1.43	$1.40
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.23	0.20

Free cash flow	$1.20	$1.20

Segment 2009 Financial Guidance
	Current	Prior
($ in billions)
Net Sales:
C3ISR	$2.8 to $2.9	$2.7 to $2.8
Government Services	$4.3 to $4.4	$4.4 to $4.5
AM&M	$2.7 to $2.8	$2.7 to $2.8
Specialized Products	$5.7 to $5.8	$5.7 to $5.8

Operating Margins:
C3ISR	10.4% to 10.6%	10.2% to 10.4%
Government Services	9.8% to 10.0%	9.9% to 10.1%
AM&M	9.0% to 9.2%	9.0% to 9.2%
Specialized Products	11.4% to 11.6%	11.4% to 11.6%
All financial guidance amounts for the year ending Dec. 31, 2009 are estimates and are subject to the “Forward-Looking Statements” cautionary language on the following page, and the company undertakes no duty to update its guidance. The 2009 financial guidance includes approximately $160 million of sales growth from business acquisitions, net of divestitures. Additional financial information regarding the 2009 first quarter results is available on the company’s Web site at www.L-3com.com.

L-3 Announces Results for the 2009 First Quarter	Page 6
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, April 23, 2009 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, Ralph G. D’Ambrosio, vice president and chief financial officer, and Karen C. Tripp, vice president of corporate communications, will host the call.
11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s Web site at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our Web site to download and install any necessary audio software. The archived version of the call may be accessed at our Web site or by dialing (888) 286-8010 (passcode: 55337281), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs approximately 65,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2008 sales of $14.9 billion.
To learn more about L-3, please visit the company’s Web site at www.L-3com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire

L-3 Announces Results for the 2009 First Quarter	Page 7
employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications market; global economic uncertainty and continued tightening of the credit markets; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act (FCPA), including Titan’s ability to maintain its export licenses as well as the outcome of other FCPA matters; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 18 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2008.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	First Quarter Ended(a)
	March 27,	March 28,
	2009	2008

Net sales	$3,636	$3,506

Cost of sales	3,260	3,138

Operating income	376	368

Interest and other income, net	3	8
Interest expense	66	76

Income before income taxes	313	300
Provision for income taxes	112	108

Net income	$201	$192
Less: Net income attributable to noncontrolling interests	2	3

Net income attributable to L-3 Holdings	$199	$189
Less: Net income allocable to participating securities	2	1

Net income allocable to L-3 Holdings’ common shareholders	$197	$188

L-3 Holdings’ earnings per common share:

Basic	$1.66	$1.53

Diluted	$1.66	$1.51

L-3 Holdings’ weighted average common shares outstanding:

Basic	118.4	122.6

Diluted	118.8	124.1

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The Company closes its annual books on Dec. 31 regardless of what day it falls on.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	First Quarter Ended
	March 27,	March 28,
	2009	2008

Segment Operating Data

Net Sales:
C3ISR	$710.1	$552.8
Government Services	1,004.9	1,108.3
AM&M	663.5	665.5
Specialized Products	1,257.2	1,179.6

Total	$3,635.7	$3,506.2

Operating income:
C3ISR	$78.2	$62.0
Government Services	90.6	99.5
AM&M	65.8	66.0
Specialized Products	141.3	140.5

Total	$375.9	$368.0

Operating margin:
C3ISR	11.0%	11.2%
Government Services	9.0%	9.0%
AM&M	9.9%	9.9%
Specialized Products	11.2%	11.9%
Total	10.3%	10.5%

Depreciation and amortization:
C3ISR	$9.6	$9.3
Government Services	10.2	8.6
AM&M	5.1	6.9
Specialized Products	27.9	26.1

Total	$52.8	$50.9

Funded order data
C3ISR	$661	$623
Government Services	943	1,117
AM&M	842	773
Specialized Products	1,322	1,568

Total	$3,768	$4,081

	March 27,	Dec. 31,
	2009	2008
Period end data
Funded backlog	$11,699	$11,572

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	March 27,	Dec. 31,
	2009	2008
ASSETS
Cash and cash equivalents	$638	$867
Billed receivables, net	1,328	1,226
Contracts in process	2,416	2,267
Inventories	266	259
Deferred income taxes	210	211
Other current assets	134	131

Total current assets	4,992	4,961

Property, plant and equipment, net	825	821
Goodwill	8,084	8,029
Identifiable intangible assets	411	417
Other assets	254	256

Total assets	$14,566	$14,484

LIABILITIES AND EQUITY

Current portion of long-term debt	$650	$—
Accounts payable, trade	679	602
Accrued employment costs	608	700
Accrued expenses	534	479
Advance payments and billings in excess of costs incurred	503	530
Income taxes	99	45
Other current liabilities	337	351

Total current liabilities	3,410	2,707

Pension and postretirement benefits	826	802
Deferred income taxes	145	127
Other liabilities	423	414
Long-term debt	3,849	4,493

Total liabilities	8,653	8,543

Total L-3 Holdings’ shareholders’ equity	5,829	5,858
Noncontrolling interests	84	83

Total shareholders’ equity	5,913	5,941

Total liabilities and shareholders’ equity	$14,566	$14,484

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Quarter Ended
	March 27,	March 28,
	2009	2008

Operating activities
Net income	$201	$192
Depreciation of property, plant and equipment	38	37
Amortization of intangibles and other assets	15	14
Deferred income tax provision	14	26
Stock-based employee compensation expense	17	15
Contributions to employee saving plans in L-3 Holdings’ common stock	32	29
Other non-cash items	22	9

Changes in operating assets and liabilities, excluding acquired amounts
Billed receivables, net	(102)	(149)
Contracts in process	(136)	(140)
Inventories	(10)	(14)
Accounts payable, trade	99	94
Accrued employment costs	(102)	(96)
Accrued expenses	18	58
Advance payments and billings in excess of costs incurred	(15)	18
Income taxes	56	21
Excess income tax benefits related to share-based payment arrangements	(1)	(4)
Other current liabilities	(13)	(17)
Pension and postretirement benefits	26	20
All other operating activities	(7)	(20)

Net cash from operating activities	152	93

Investing activities
Business acquisitions, net of cash acquired	(82)	(17)
Capital expenditures	(41)	(38)
Disposition of property, plant and equipment	1	—
Other investing activities	—	3

Net cash used in investing activities	(122)	(52)

Financing activities
Common stock repurchased	(232)	(283)
Cash dividends paid on L-3 Holdings’ common stock	(42)	(37)
Proceeds from exercise of stock options	1	14
Proceeds from employee stock purchase plan	17	17
Excess income tax benefits related to share-based payment arrangements	1	4
Other financing activities	(1)	(4)

Net cash used in financing activities	(256)	(289)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(3)	4
Net decrease in cash and cash equivalents	(229)	(244)
Cash and cash equivalents, beginning of the period	867	780

Cash and cash equivalents, end of the period	$638	$536

Table E
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY RECONCILIATION OF NET CASH
FROM OPERATING ACTIVITIES TO FREE CASH FLOW
(in millions)

	First Quarter Ended
	March 27,	March 28,
	2009	2008

Net cash from operating activities	$152	$93
Less: Capital expenditures	(41)	(38)
Add: Dispositions of property, plant and equipment	1	—

Free cash flow(b)	$112	$55

(b)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, share repurchases, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.

Table F
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE QUARTER ENDED MARCH 28, 2008
(in millions, except per share data)

	As Previously	Adjustments For:			As Currently
	Reported	SFAS 160(c)	FSP EITF 03-6-1(d)	FSP APB 14-1(e)	Reported

Net sales	$3,506	$—	$—	$—	$3,506

Cost of sales	3,138	—	—	—	3,138

Operating income	368	—	—	—	368

Interest and other income, net	8	—	—	—	8

Interest expense	71	—	—	5	76

Minority interests in net income of consolidated subsidiaries	3	(3)	—	—	—

Income before income taxes	302	3		(5)	300

Provision for income taxes	110	—	—	(2)	108

Net income	$192	$3	$—	$(3)	$192
Less: Net income attributable to noncontrolling interests	—	3	—	—	3

Net income attributable to L-3 Holdings	$192	$—	$—	$(3)	$189
Less: Net income allocable to participating securities	—	—	1	—	1

Net income allocable to L-3 Holdings’ common shareholders	$192	$—	$(1)	$(3)	$188

L-3 Holdings’ earnings per common share:

Basic	$1.57	$—	$(0.01)	$(0.03)	$1.53

Diluted	$1.54	$—	$(0.01)	$(0.02)	$1.51

L-3 Holdings’ weighted average common shares outstanding:

Basic	122.6	—	—	—	122.6

Diluted	124.5	—	(0.4)	—	124.1

(c)	In accordance with Statement of Financial Accounting Standards Board (FASB) No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), the company retrospectively applied the presentation requirements by: (1) reclassifying noncontrolling interests (minority interests) to shareholders’ equity and (2) including income attributable to noncontrolling interests in net income.

(d)	In accordance with FASB Staff Position (FSP) Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (FSP EITF 03-6-1), the company is including the impact of restricted stock and restricted stock units that are entitled to receive non-forfeitable dividends (Participating Securities) when calculating both basic and diluted earnings per share attributable to L-3 Holdings.

(e)	In accordance with FSP Accounting Pronouncement Bulletin 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1), the company is separately accounting for the liability and equity (conversion option) components of the CODES in a manner that reflects the company’s non-convertible debt borrowing rate when interest expense is recognized. Previously, the CODES were recorded at maturity value. FSP APB 14-1 does not apply to the company’s other outstanding debt instruments because they are not convertible debt instruments within the scope of FSP APB 14-1.

Table G
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
CONDENSED CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008
(in millions)

	As Previously	Adjustments For:		As Currently
	Reported	SFAS 160	FSP APB 14-1	Reported

ASSETS

Total current assets	$4,961	$—	$—	$4,961
Property, plant and equipment, net	821	—	—	821
Goodwill	8,029	—	—	8,029
Identifiable intangible assets	417	—	—	417
Deferred debt issue costs	45	—	(1)	44
Other assets	212	—	—	212

Total assets	$14,485	$—	$(1)	$14,484

LIABILITIES AND EQUITY

Total current liabilities	$2,707	$—	$—	$2,707
Pension and postretirement benefits	802	—	—	802
Deferred income taxes	110	—	17	127
Other liabilities	414	—	—	414
Long-term debt	4,538	—	(45)	4,493

Total liabilities	8,571	—	(28)	8,543

Minority interests	83	(83)	—	—

Shareholders’ equity:
L-3 Holdings’ common stock	4,072	—	64	4,136
L-3 Holdings’ treasury stock (at cost)	(1,319)	—	—	(1,319)
Retained earnings	3,410	—	(37)	3,373
Accumulated other comprehensive loss	(332)	—	—	(332)

Total L-3 Holdings’ shareholders’ equity	5,831	—	27	5,858
Noncontrolling interests	—	83	—	83

Total equity	5,831	83	27	5,941

Total liabilities and equity	$14,485	$—	$(1)	$14,484

Table H
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL SEGMENT DATA
FOR THE YEAR ENDED DECEMBER 31, 2008
(in millions)

	Previous		Revised
	Presentation	Reclassifications	Presentation
	2008	2008	2008

Net sales:

C3ISR	$2,566.9	$(29.7)	$2,537.2
Government Services	4,303.0	14.5	4,317.5
AM&M	2,657.4	15.2	2,672.6
Specialized Products	5,373.8	—	5,373.8

Consolidated	$14,901.1	$—	$14,901.1

Operating Income:

C3ISR	$251.2	$(6.8)	$244.4
Government Services	421.1	4.6	425.7
AM&M	240.9	2.2	243.1
Specialized Products	645.8 (f)	—	645.8

Consolidated	$1,559.0	$—	$1,559.0

Operating margin:

C3ISR	9.8%		9.6%
Government Services	9.8%		9.9%
AM&M	9.1%		9.1%
Specialized Products	12.0%		12.0%
Consolidated	10.5%		10.5%

(f)	Specialized Products operating income includes a product line divestiture gain of $12 million and a non-cash impairment charge of $28 million recorded in the second quarter of 2008.

Table I
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL SEGMENT DATA
FOR THE QUARTERLY PERIODS ENDED MARCH 28, JUNE 27,
SEPTEMBER 26, AND DECEMBER 31, 2008
(in millions)

	Previous Presentation				Reclassifications				Revised Presentation
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales:

C3ISR	$566.2	$621.1	$626.2	$753.4	$(13.4)	$(4.9)	$(5.2)	$(6.2)	$552.8	$616.2	$621.0	$747.2
Government Services	1,105.1	1,095.3	1,039.4	1,063.2	3.2	3.4	3.0	4.9	1,108.3	1,098.7	1,042.4	1,068.1
AM&M	655.3	652.3	631.5	718.3	10.2	1.5	2.2	1.3	665.5	653.8	633.7	719.6
Specialized Products	1,179.6	1,353.2	1,365.1	1,475.9	—	—	—	—	1,179.6	1,353.2	1,365.1	1,475.9

Consolidated	$3,506.2	$3,721.9	$3,662.2	$4,010.8	$—	$—	$—	$—	$3,506.2	$3,721.9	$3,662.2	$4,010.8

Operating Income:

C3ISR	$63.6	$67.9	$57.3	$62.4	$(1.6)	$(1.0)	$(1.5)	$(2.7)	$62.0	$66.9	$55.8	$59.7
Government Services	99.2	121.8	98.9	101.2	0.3	0.8	1.2	2.3	99.5	122.6	100.1	103.5
AM&M	64.7	42.0	70.0	64.2	1.3	0.2	0.3	0.4	66.0	42.2	70.3	64.6
Specialized Products	140.5	143.3 (g)	173.9	188.1	—	—	—	—	140.5	143.3	173.9	188.1

Consolidated	$368.0	$375.0	$400.1	$415.9	$—	$—	$—	$—	$368.0	$375.0	$400.1	$415.9

Operating Margin:

C3ISR	11.2%	10.9%	9.2%	8.3%					11.2%	10.9%	9.0%	8.0%
Government Services	9.0%	11.1%	9.5%	9.5%					9.0%	11.2%	9.6%	9.7%
AM&M	9.9%	6.4%	11.1%	8.9%					9.9%	6.5%	11.1%	9.0%
Specialized Products	11.9%	10.6%	12.7%	12.7%					11.9%	10.6%	12.7%	12.7%
Consolidated	10.5%	10.1%	10.9%	10.4%					10.5%	10.1%	10.9%	10.4%

(g)	Specialized Products operating income includes a product line divestiture gain of $12 million and a non-cash impairment charge of $28 million.